Exhibit 99

     Dollar General Announces 2006 Fourth Quarter and Fiscal Year Results;
      Updates Progress on Inventory Management and Real Estate Initiatives

    GOODLETTSVILLE, Tenn.--(BUSINESS WIRE)--March 26, 2007--Dollar General Corporation (NYSE: DG) today reported net income of $137.9 million, or $0.44 per share, for the year ended February 2, 2007 ("fiscal 2006") compared to net income of $350.2 million, or $1.08 per share, for the year ended February 3, 2006 ("fiscal 2005"). For the fourth quarter of fiscal 2006, the Company reported net income of $50.1 million, or $0.16 per share, compared to $145.3 million, or $0.46 per share, for the fourth quarter of fiscal 2005. As a reminder, fiscal 2005 was a 53-week year, including 14 weeks in the fourth quarter. Except for the calculation of same-store sales, all comparisons are based on a 52-week year and 13-week quarter in fiscal 2006 compared to a 53-week year and 14-week quarter in fiscal 2005. Calculations of quarterly and annual same-store sales are based on comparable weeks and therefore exclude the extra week in fiscal 2005.

    Summary of Strategic Inventory and Real Estate Initiatives

    In November 2006, the Company announced significant strategic operating initiatives intended to improve its long-term financial and operating performance. These initiatives primarily related to changes to its historical inventory management model which allowed for the carryover of inventory at the end of a season to the following year, referred to as a "packaway" strategy, and the planned closing of approximately 400 under-performing stores, in addition to those to be closed in the normal course of business, in fiscal 2007. During the fourth quarter of fiscal 2006, the Company sold over half of the targeted inventories and closed 128 of the stores identified in this process. The Company is pleased with the results of its efforts to date on these initiatives.

    The Company's financial results were significantly impacted by these strategic initiatives in the fiscal 2006 third and fourth quarters. In connection with the accelerated implementation of its new inventory management strategies and to sell through merchandise in the closing stores, the Company incurred substantially higher markdowns on inventory. While the Company believes these markdowns had a positive impact on sales, particularly in the seasonal, basic clothing and home products departments, they had a negative impact on its gross profit as a percent of sales in fiscal 2006. In total, the gross profit rate declined by 289 basis points to 25.8% in 2006 compared to 28.7% in 2005. Significantly impacting the gross profit rate, as a result of the related effect on cost of goods sold, were total markdowns of $279.1 million at cost taken during 2006, compared with total markdowns of $106.5 million at cost taken in 2005. The 2006 markdowns reflect $179.9 million at cost taken during the fourth quarter of 2006 compared to $39.0 million in the fourth quarter of fiscal 2005. Markdowns which were expected to reduce inventory below cost were considered in the lower of cost or market estimate and recorded at such time as the utility of the underlying inventory was deemed to be impaired. During the third quarter of fiscal 2006, the Company recorded a lower of cost or market inventory impairment estimate related to the initiatives discussed above, and this estimate was revised slightly in the fourth quarter such that the impact for fiscal 2006 was $70.2 million, which reduced 2006 gross profit by a corresponding amount. Markdowns which are not below cost impact gross profit in the period in which such markdowns are taken. A portion of the total markdowns taken during the fourth quarter were related to the inventory included in the lower of cost or market estimate, thereby reducing the reserve for such inventory as of the end of fiscal 2006 to $49.2 million.

    In addition, charges and expenses of approximately $32.7 million relating to these real estate and inventory management initiatives are included in Selling, general and administrative expenses ("SG&A") in fiscal 2006, including $8.0 million recorded in the third quarter for impairment on leasehold improvements and fixtures relating to planned store closings. In the fiscal 2006 fourth quarter, the Company recorded additional charges to SG&A of approximately $24.7 million, including: (1) $8.1 million relating to strategic store closings, consisting primarily of future lease payments on closed stores and outside services to assist in the inventory clearance and other store closing processes; (2) $8.7 million for store signage and radio and television advertising for the clearance events; and (3) $7.9 million of supplies, employee labor and outside services needed to expedite the inventory markdown program.

    Fourth Quarter Financial Results

    Net sales in the fiscal 2006 fourth quarter were $2.55 billion, an increase of 3.0 percent over the fourth quarter of fiscal 2005. The net sales increase for the quarter was due to a 5.8 percent increase in same-store sales, based on the comparable 13-week period, and the opening of new stores, offset by store closings and an additional week in 2005. As discussed above, sales in the seasonal, basic clothing and home products departments were significantly aided in the quarter by the Company's promotional and markdown efforts.

    As a percentage of sales, gross profit for the fiscal 2006 fourth quarter was 25.3 percent compared to 29.5 percent for the fiscal 2005 fourth quarter, a decrease of 418 basis points, primarily resulting from markdowns in the seasonal, home and apparel categories, as discussed above. In addition, gross margin on highly consumables declined from the prior year, partially due to a higher mix of nationally branded items, which generally have lower markups.

    Selling, general and administrative expenses were 22.0 percent of sales in the fourth quarter of fiscal 2006 versus 20.1 percent of sales in the fiscal 2005 fourth quarter, an increase of 194 basis points, including $24.7 million, or 97 basis points, relating to strategic store closings and costs associated with the clearance of inventories as discussed above. Other factors contributing to the increase in SG&A from the prior year were the increased use of advertising circulars, the approval of discretionary bonuses totaling $9.6 million granted to approximately 7,000 employees, and increased administrative salaries, resulting primarily from additions to the Company's leadership and the reorganization of the merchandising and real estate teams.

    Fiscal 2006 Financial Results

    Net sales in fiscal 2006 were $9.17 billion, an increase of 6.8 percent over fiscal 2005. The net sales increase for the year reflects a 3.3 percent increase in same-store sales and the addition of 537 new stores, offset by 237 store closings, including 128 stores closed in the fourth quarter in connection with the Company's store revitalization efforts, as well as the impact of an additional week in fiscal 2005 of approximately $162.9 million.

    The Company's gross profit rate to sales was 25.8 percent in 2006 compared to 28.7 percent in 2005, or a decrease of 289 basis points primarily resulting from increased merchandise markdowns particularly in the fourth quarter as discussed above. To a lesser extent, other factors contributed to the gross profit rate decrease, including lower markups, primarily attributable to purchases of highly consumable products, including more nationally branded products, which generally have lower average markups, higher distribution and transportation costs in the first half of the year and an increase in the inventory shrink rate, at retail, to 3.40 percent in fiscal 2006 from 3.22 percent in fiscal 2005.

    SG&A in fiscal 2006 was 23.1 percent of sales compared to 22.2 percent in fiscal 2005, an increase of 95 basis points. As discussed above, fiscal 2006 SG&A includes charges and expenses of approximately $32.7 million related to strategic store closings and the clearance of merchandise inventories. In addition, increased advertising expense during the year, higher administrative salaries, resulting primarily from additions to the Company's leadership and the reorganization of the merchandising and real estate teams, the approval of $9.6 million of discretionary bonuses, higher store rent expense and higher fees related to increased customer usage of debit and credit cards contributed to the increase in SG&A. These increases were partially offset by proceeds of $13.0 million related to the settlement of hurricane-related insurance claims from 2005.

    Balance Sheet and Cash Flow

    Total merchandise inventories at the end of the 2006 fiscal year were $1.43 billion compared to $1.47 billion at the end of fiscal 2005, a decrease of $42.1 million, or 2.9 percent in total and 6.4 percent on a per store basis. The Company made substantial progress on its initiatives to minimize seasonal and other inventory carried forward to the following year, with more than half of the targeted inventory sold before the fiscal year end.

    Capital expenditures in 2006 totaled $261.5 million, including approximately $66 million relating to new stores, $66 million for distribution and transportation-related expenditures, including the completion of the Company's ninth distribution center in Marion, Indiana, $50 million for the EZstore project, and $38 million for capital projects at existing stores.

    During the year, the Company repurchased approximately 4.5 million shares of its common stock for $79.9 million completing a 10 million share repurchase authorization that was to expire on September 30, 2006. The Company has not repurchased any shares under its existing $500 million share repurchase authorization which expires December 31, 2008.

    Merger Agreement with KKR

    On March 12, 2007, the Company announced that it entered into an agreement to be acquired by affiliates of Kohlberg Kravis Roberts & Co. L.P. ("KKR"). Under the terms of the agreement, Dollar General shareholders would receive $22 in cash for each share of Dollar General common stock they hold. The Board of Directors of Dollar General unanimously approved the merger agreement. The merger is subject to the approval of Dollar General shareholders, customary closing conditions and regulatory approvals. The transaction is expected to close no later than the third quarter of fiscal 2007. For further information on this transaction, please see the Company's March 12, 2007 press release and the Merger Agreement filed with the SEC on Form 8-K.

    About Dollar General

    Dollar General is a Fortune 500(R) discount retailer with over 8,000 neighborhood stores. Dollar General stores offer convenience and value to customers by offering consumable basic items that are frequently used and replenished, such as food, snacks, health and beauty aids and cleaning supplies, as well as a selection of basic apparel, housewares and seasonal items at everyday low prices. The Company store support center is located in Goodlettsville, Tennessee. Dollar General's Web site can be reached at www.dollargeneral.com.

    Forward-Looking Statements

    This press release contains forward-looking information, such as the information in the section entitled "Merger Agreement with KKR". The words "believe," "anticipate," "project," "plan," "schedule," "expect," "estimate," "objective," "forecast," "goal," "intend," "will likely result," or "will continue" and similar expressions generally identify forward-looking statements. These matters involve risks, uncertainties and other factors that may cause the actual performance of the Company to differ materially from that expressed or implied by these forward-looking statements. All forward-looking information should be evaluated in the context of these risks, uncertainties and other factors. The Company believes the assumptions underlying these forward-looking statements are reasonable; however, any of the assumptions could be inaccurate and, therefore, actual results may differ materially from those projected by, or implied in, the forward-looking statements. Factors that may result in actual results differing from such forward-looking information include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (2) the outcome of any legal proceedings that have been or may be instituted against Dollar General and others following announcement of the proposal or the merger agreement; (3) the inability to complete the merger due to the failure to obtain shareholder approval or the failure to satisfy other conditions to the completion of the merger, including the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the receipt of other required regulatory approvals; (4) the failure to obtain the necessary debt financing arrangements set forth in commitment letters received in connection with the merger; (5) risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; (6) the ability to recognize the benefits of the merger; (7) the amount of the costs, fees, expenses and charges related to the merger and the actual terms of certain financings that will be obtained for the merger; and (8) the impact of the substantial indebtedness incurred to finance the consummation of the merger; and other risks that are set forth in the "Risk Factors," "Legal Proceedings" and "Management Discussion and Analysis of Results of Operations and Financial Condition" sections of, and elsewhere, in Dollar General's SEC filings, which may be obtained, free of charge, through the Investing-SEC filings section of the Company's website at www.dollargeneral.com or through the SEC website at www.sec.gov. Printed materials may be requested through the Investing-Information Requests section of the Company's website, or by directing such request to Dollar General Corporation, Investor Relations, 100 Mission Ridge, Goodlettsville, TN 37072 or by calling (615) 855-5524. Many of the factors that will determine the outcome of the subject matter of this press release are beyond Dollar General's ability to control or predict.

    Forward-looking statements speak only as of the date made. The Company undertakes no obligation to update any forward-looking statements, including prior forward-looking statements, to reflect the events or circumstances arising after the date as of which they were made. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, the Company.

    Important Additional Information and Where to Find It

    In connection with the proposed merger, Dollar General will file a proxy statement with the Securities and Exchange Commission (the "SEC"). INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER AND THE PARTIES TO THE MERGER. Investors and security holders may obtain the proxy statement (when available) and other documents filed by Dollar General, free of charge, through the Investing-SEC filings section of the Company's website at www.dollargeneral.com or through the SEC website at www.sec.gov. Printed materials may be requested through the Investing-Information Requests section of the Company's website, or by directing such request to Dollar General Corporation, Investor Relations, 100 Mission Ridge, Goodlettsville, TN 37072 or by calling (615) 855-5524.

    Participants in the Solicitation

    Dollar General and its directors, executive officers and other members of its management and employees may be deemed participants in the solicitation of proxies from its shareholders in connection with the proposed merger. Information concerning the interests of Dollar General's participants in the solicitation, which may be different than those of Dollar General shareholders generally, is set forth in Dollar General's proxy statements and Annual Reports on Form 10-K, previously filed with the SEC, and will be set forth in the proxy statement relating to the merger when it becomes available.


             DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
                  Consolidated Statements of Income
           (Dollars in thousands, except per share amounts)
                             (Unaudited)

                                       For the Years Ended
                            ------------------------------------------
                            February 2, % of Net  February 3, % of Net
                               2007      Sales       2006      Sales
                            --------------------  --------------------
                                 (52 Weeks)            (53 Weeks)
Net sales                   $9,169,822   100.00%  $8,582,237   100.00%
Cost of goods sold           6,801,617    74.17    6,117,413    71.28
----------------------------------------------------------------------
Gross profit                 2,368,205    25.83    2,464,824    28.72
Selling, general and
 administrative              2,119,929    23.12    1,902,957    22.17
----------------------------------------------------------------------
Operating profit               248,276     2.71      561,867     6.55
Interest income                 (7,002)   (0.08)      (9,001)   (0.10)
Interest expense                34,915     0.38       26,226     0.31
----------------------------------------------------------------------
Income before income taxes     220,363     2.40      544,642     6.35
Income taxes                    82,420     0.90      194,487     2.27
----------------------------------------------------------------------
Net income                  $  137,943     1.50%  $  350,155     4.08%
======================================================================

Diluted earnings per share  $     0.44            $     1.08
=======================================           ===========
Weighted average diluted
 shares                        313,510               324,133
=======================================           ===========
Dividends per share         $    0.200            $    0.175
=======================================           ===========


                                      For the Quarters Ended
                            ------------------------------------------
                            February 2, % of Net  February 3, % of Net
                               2007      Sales       2006      Sales
                            --------------------  --------------------
                                 (13 Weeks)            (14 Weeks)
Net sales                   $2,553,986   100.00%  $2,480,504   100.00%
Cost of goods sold           1,908,036    74.71    1,749,575    70.53
----------------------------------------------------------------------
Gross profit                   645,950    25.29      730,929    29.47
Selling, general and
 administrative                562,875    22.04      498,665    20.10
----------------------------------------------------------------------
Operating profit                83,075     3.25      232,264     9.36
Interest income                 (2,210)   (0.09)      (2,559)   (0.10)
Interest expense                 7,891     0.31        7,593     0.31
----------------------------------------------------------------------
Income before income taxes      77,394     3.03      227,230     9.16
Income taxes                    27,304     1.07       81,958     3.30
----------------------------------------------------------------------
Net income                  $   50,090     1.96%  $  145,272     5.86%
======================================================================

Diluted earnings per share  $     0.16            $     0.46
=======================================           ===========
Weighted average diluted
 shares                        313,275               317,531
=======================================           ===========
Dividends per share         $    0.050            $    0.045
=======================================           ===========


             DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
                   Selected Additional Information
                             (Unaudited)

          Selected Balance Sheet Information (in thousands)
----------------------------------------------------------------------

                                               February 2, February 3,
                                                  2007        2006
                                               ----------- -----------

Cash and cash equivalents                      $  189,288  $  200,609
Merchandise inventories                         1,432,336   1,474,414
Net property and equipment                      1,236,874   1,192,172
Current portion of long-term obligations            8,080       8,785
Long-term obligations                             261,958     269,962
Shareholders' equity                            1,745,747   1,720,795


            Selected Cash Flow Information (in thousands)
----------------------------------------------------------------------

                                                     Year Ended
                                               -----------------------
                                               February 2, February 3,
                                                  2007        2006
                                               (52 Weeks)  (53 Weeks)
                                               ----------- -----------

Depreciation and amortization                  $  200,608  $  186,824
Non-cash inventory adjustments and asset
 impairment                                        78,115           -
Purchases of property and equipment               261,515     284,112
Payment of cash dividends                          62,472      56,183
Repurchases of common stock                        79,947     297,602


             DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
                   Selected Additional Information
                             (Unaudited)

                 Net Sales by Category (in thousands)
----------------------------------------------------------------------
                                              Year Ended
                                 -------------------------------------
                                 February 2,    February 3,
                                    2007           2006           %
                                 (52 Weeks)     (53 Weeks)     Change
                                 -----------    -----------    -------

Highly consumable                $6,022,014     $5,606,466        7.4%
Seasonal                          1,509,999      1,348,769       12.0
Home products                       914,357        907,826        0.7
Basic clothing                      723,452        719,176        0.6
                                 -----------    -----------    -------
    Total sales                  $9,169,822     $8,582,237        6.8%
                                 ===========    ===========    =======

                                             Quarter Ended
                                 -------------------------------------
                                 February 2,    February 3,
                                    2007           2006           %
                                 (13 Weeks)     (14 Weeks)     Change
                                 -----------    -----------    -------

Highly consumable                $1,539,327     $1,527,951        0.7%
Seasonal                            539,344        486,235       10.9
Home products                       275,935        269,333        2.5
Basic clothing                      199,380        196,985        1.2
                                 -----------    -----------    -------
    Total sales                  $2,553,986     $2,480,504        3.0%
                                 ===========    ===========    =======


                          New Store Activity
----------------------------------------------------------------------
                                          Year Ended
                                 -----------------------------
                                 February 2,    February 3,
                                    2007           2006
                                 (52 Weeks)     (53 Weeks)
                                 -----------    -----------

Beginning store count                 7,929          7,320
New store openings                      537            734
Store closings                          237 (2)        125 (1)
Net new stores                          300            609
Ending store count                    8,229          7,929
Total selling square footage
 (000's)                             57,299         54,753

(1) Includes 41 stores closed for an extended time period due to hurricane damage.
(2) Includes 128 stores closed as a result of certain recent strategic initiatives.

    CONTACT: Dollar General Corporation
             Investor Contact:
             Emma Jo Kauffman, 615-855-5525
             or
             Media Contact:
             Tawn Earnest, 615-855-5209